EXHIBIT 10.3

NUVERA COMMUNICATIONS, INC.

TRANSITION AND RETIREMENT AGREEMENT

THIS TRANSITION AND RETIREMENT AGREEMENT  (“Transition Agreement” or “Agreement”) is made and entered into by and between Nuvera Communications, Inc., a Minnesota corporation (“Company”) and Mr. Bill Otis (“you”) and will be effective as of August 27, 2019 (“Effective Date”).

RECITALS

WHEREAS, you are currently the President and Chief Executive Officer of the Company under the terms your Employment Agreement with the Company dated as of July 1, 2006, as amended as of March 21, 2012 (“Employment Agreement”) and currently serve as a duly elected Director of the Board of Directors of the Company; and

WHEREAS, the Company and you have announced your intention to retire from your positions as President and Chief Executive Officer of the Company and the Board has commenced the process of finding a successor Chief Executive Officer (“Successor CEO”); and

WHEREAS, you and the Company mutually desire to modify your Employment Agreement and to set forth in this Transition Agreement the terms and conditions of transition and retirement from the Company, including certain transition payments and retirement benefits to you and your continued availability for services to the Company after your retirement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agrees as follows:

1.                  Transition Date; Retirement Date.  You will continue to perform your current duties as President and Chief Executive Officer of the Company until the first day of employment of the Successor CEO (“Transition Date”) and on that date, you will cease to be President and Chief Executive Officer and will be deemed to have resigned from any executive officer, board membership and fiduciary position of any employee benefit plan with the Company or any of its subsidiaries; provided, however, that you will remain a Director of the Company.  From the Transition Date until December 31, 2019 (“Retirement Date”), you will continued to be employed by the Company in the position of Senior Advisor to the Board, with such duties and responsibilities as assigned by the Board.  As of your Retirement Date, your employment with the Company will end.

2.                  Employment Agreement.

a.                   Prior to the Retirement Date, except as modified in Section 2(b) of this Agreement, your employment with the Company will continue to be governed by the terms and conditions of your Employment Agreement and the other policies of the Company then in effect, including but not limited to your eligibility for annual and long term incentive bonuses, subject to pro-ration in accordance with Section 5(d) of this Agreement.

b.                  Company and you mutually agree that, as of the Effective Date:

i.                    The Transition Payment set forth in Section 4 of this Agreement shall be substituted for the base salary under Section 3.A. of the Employment Agreement during the Term of the Employment Agreement and for severance benefit, if applicable, under Section 5.D. or E. of the Employment Agreement;

ii.                  Section 2 and 5 of your Employment Agreement are modified to provide that the Employment Agreement shall terminate on your Retirement Date, without further notice or consent of either party, and except as provided in this Agreement, the Employment Agreement is of no further force and effect.

iii.                With respect to the transition of your position, duties and responsibilities from Chief Executive Officer to Senior Advisor on the Transition Date and the termination of your employment on your Retirement Date, neither you nor the Company will assert that either event constitutes Good Reason or a termination without Cause under the Employment Agreement.

c.                   The following Sections of the Employment Agreement are hereby incorporated in this Agreement and will continue in full force and effect under this Agreement without limitation: Section 6, Confidentiality and Section 9, Indemnification.

d.                  Section 7 of the Employment Agreement is hereby incorporated in this Agreement and modified to continue in full force and effect under this Agreement for the period beginning on the Retirement Date and ending on the date 12 months after the date you attain age 65.

e.                   After your Retirement Date, you will only be entitled to the continuation of the Transition Payment set forth in Section 4 and the benefits set forth in Section 5 of this Agreement, and will no longer have any rights with respect to the Employment Agreement, except as expressly provided for in this Agreement. If your actual employment is extended by mutual written consent after your Retirement Date, you will be an at-will employee and not under the terms of your Employment Agreement.

3.                  Post Retirement Services.  On your retirement Date, you will cease to be a regular, active employee of the Company.  After your Retirement Date and continuing for the period until you attain age 65, in consideration for the continuation of the Transition Payment set forth in Section 4 and other benefits set forth in Section 5, you agree to render additional services as requested jointly by the Successor CEO and the Board, after consultation with you and upon reasonable efforts to schedule such assistance so as not to materially disrupt your business and personal affairs, which services will not exceed an average of more than 20% of the hours you previously worked for the Company.

a.                   You will work with the Successor CEO, the Board, shareholders, employees (without asserting direct influence over senior management members), customers, an appropriate industry leaders and groups to facilitate an effective transition of the leadership of the Company to the Successor CEO.

b.                  At the Company’s request, and subject to your right to indemnification, you will cooperate and provide assistance to the Company in any pending or future claims or lawsuits involving the Company or any of its subsidiaries where you have knowledge of the underlying facts.

c.                   While you are performing these services, you are an independent contractor and are not an employee, partner, or co-venturer of, or in any other service relationship with the Company.  The manner in which you render these services will be within your sole control and discretion.  Without limiting the foregoing, you are not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner without the prior express written authorization from the Company.

d.                  The Company will pay or reimburse you in accordance with its policies for any reasonable, documented business expenses incurred in performing such services, provided the Successor CEO or the Board has agreed to such expenses in advance of any expense incurred.  Expenses that qualify for reimbursement will be paid by the Company in accordance with its current practices.

4.                  Transition Payment. In consideration for your obligations under your Employment Agreement prior to your Retirement Date and this Agreement, the Company will pay you at a rate of $310,000 annually (“Transition Payment”), in equal installments on each regular payroll date beginning with the Company’s first regular payroll after the Effective Date, and ending with the last regular payroll in which occurs the date you attain age 65, without regard to your actual Retirement Date, subject to earlier termination as set forth in Section 4(c). For the avoidance of doubt, such Transition Payment shall be made prior to and after, and shall not be conditioned upon, a “separation from service” (within the meaning of Treas. Reg. § 1.409A-1(h)) with the Company.

a.                   Notwithstanding anything to the contrary, during the period in which the Transition Payments under are made and during which you serve as a Director of the Company, you agree that you shall not be eligible for, and will not receive, any compensation otherwise due to non-executive Board members under any plan or program of the Company.

b.                  You shall not be required to mitigate the Transition Payment by seeking other employment or otherwise, nor shall the Transition Payment be reduced by any compensation you earn after your Retirement Date as the result of employment by another employer or otherwise except as provided in Sections 4(c) of this Agreement.

c.                   The Transition Payment shall cease, and the Company shall have no further obligations to you under this Section 4, upon the earliest of the following to occur:

i.                    Prior to your Retirement Date, your voluntary resignation or the termination of your employment by the Company for Cause as defined in the Employment Agreement;

ii.                  You fail to comply with or are in breach of the conditions set forth in Sections 6 and 7 of this Agreement; and

iii.                Your death prior to your attainment of age 65.

d.                  In the event there is a “Change in Control” of the Company (as defined in the Employment Agreement, whether or not then in effect) prior to your attainment of age 65, then the Company will, within 30 days of the consummation of the Change in Control, pay you, in a single lump sum, less any required withholding for taxes, the aggregate of:

i.                    remaining installments of the Transition Payment; and

ii.                  the unpaid amounts set forth in Section 5(a), (b) and (d) of this Agreement.

5.                  Payments and Benefits upon Retirement.

a.                   Accrued Amounts. Upon your Retirement Date, the Company will pay you your accrued but unpaid Personal Time Off (“PTO”) up to a maximum of 10 weeks and 50% of your accrued but unpaid sick leave as of your Retirement Date, under the Company’s policies for employee retirements.

b.                  Health Care Continuation Coverage.  Upon your Retirement Date, you will be eligible to elect continued group health care coverage, as otherwise required under the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. §§ 1161-1168; 26 U.S.C. § 4980B(f), as amended, all applicable regulations (referred to collectively as “COBRA”) and applicable state continuation law under any group health care plan maintained by the Company for which you are enrolled on your Retirement Date.

i.                    Upon your election of COBRA and subject to the conditions set forth in Section 6, after your Retirement Date the Company will continue to pay its share of the health care premiums for your continuation coverage, and you will be obligated to pay your share of the premiums associated with such coverage as if you were still actively employed by the Company. Provided you continue to be eligible for such COBRA coverage, the Company’s obligation under this subsection (i) will continue for a period of 18 months after the Retirement Date but not later than the earlier of the month you attain age 65 or your death, and only to the extent such payment does not result in any additional tax or other penalty being imposed on the Company or you or violate any nondiscrimination requirements then applicable with respect to such payments.

ii.                  If, during the 18-month period, you become employed by a third party and eligible for any health care coverage provided by that third party, the Company will not, thereafter, be obligated to continue to pay the amount in subsection (i) above. You must notify the Company of any subsequent employment and provide information with respect to any third party health care coverage for which you are eligible.

iii.                If, after the 18-month period and before you attain age 65, you are not employed by a third party and are not eligible for any health care coverage provided by that third party, the Company will, in addition to the Transition Payment, pay to you as taxable compensation each payroll period, an amount equal to the Company portion of the premium cost for similar health insurance coverage for active employees (including any increase or decrease) during the period up to and including the month you attain age 65.  Other than this continued subsidy, you will be responsible for obtaining and paying the full cost of any health care coverage after the end of the 18-month period.

c.                   Other Insurance. All other insurance and benefits provided by the Company, including but not limited to, Business Travel Accident Insurance, Accidental Death and Dismemberment Insurance, and Short-Term and Long-Term Disability Insurance will terminate at midnight on the Retirement Date.

d.                  Incentive Compensation.  On your Retirement Date, you will continue to be eligible for the following awards, which shall be paid to you within 30 days of your Retirement Date:

i.                    your 2017 time based and performance based, at target, restricted stock unit awards, if unpaid; and

ii.                  your 2019 annual cash bonus under the Management Incentive Plan, at target, if unpaid; and

iii.                100% of your 2018 and 2019 time-based restricted stock awards; and

iv.                a pro-rata portion of 2018 and 2019 performance-based restricted stock awards and any future incentive awards based upon the ratio of the number of days in the applicable performance period up to the later of: (x) December 31, 2019 or (y) your Retirement Date, over the total number of days in the applicable performance period and assuming target performance, waiving any condition for continuous employment.

Except as provided in this Section 5(d), all other unvested and unearned restricted stock units and annual bonus will immediately terminate and be forfeited without payment therefor. After your Retirement Date, you will no longer be eligible for any new annual or long term incentive compensation.

e.                   401(k) Retirement Savings Plan. You will be entitled to a distribution from your account in the Company’s qualified 401(k) Retirement Savings Plan and Trust.  You will receive information and forms for this purpose from Human Resources within two weeks of the Retirement Date.

f.                   Other Benefits.  Except as provided in the Agreement, your rights following termination of employment with respect to any other benefits pursuant to the terms of any plan, program or arrangement not addressed in this Agreement shall be subject to the terms of such plan, program or arrangement.

g.                  Retention of Devices.  You may retain for your personal use, at no purchase cost to you, the iPad, cell phone and laptop currently in your possession, provided you make those available to the Company at your Retirement Date, to allow the Company to remove any Company confidential information and access to Company computer systems and data, as required of terminated employees generally.

h.                  Purchase of Auto.  You may elect to purchase your current Company-provided auto at the then current book value reported on the Company’s financial statements.

6.                  Conditions to Payments.

a.                   The payments and benefits provided in Sections 4 and 5(b) after your Retirement Date will only be payable to you if you have executed the General Release of Claims set forth in Exhibit A to this Agreement at the time of your Retirement Date and you have not rescinded the General Release of Claims during the recession period set forth in the Agreement.

b.                  Notwithstanding anything herein to the contrary, the Company will have the right to reduce amounts payable to you or to recover amounts previously paid by the Company to you, whether pursuant to this Agreement or otherwise, to the extent required under any federal or state law or regulation regarding clawbacks of payments to certain executive officers, or pursuant to any policy of the Company in effect on your Retirement Date.

c.                   In the event you are in breach of any provision of this Agreement, including but not limited to the restrictions under Sections 6 and 7 of the Employment Agreement (as modified by this Agreement), then in addition to any other remedies available to the Company, you will forfeit any further payments under Sections 4 and 5(b) and the Company may seek repayment of any amounts previously paid to you under Sections 4 and 5(b) with respect to any prior period in which such breach existed.

7.                  Standstill Provisions; Nondisparagement.

a.                   You agree that, until the date you attain age 65, unless invited (on an unsolicited basis) by the Board of Directors of the Company in writing and other than in your fiduciary capacity as a Director, you will not:

i.                    acquire, offer or propose to acquire, or agree or seek to acquire, directly or indirectly, by purchase or otherwise, any additional securities or direct or indirect rights or options to acquire any securities of the Company or any subsidiary thereof, or of any successor to or Person (defined to include any natural person, governmental authority, corporation, company, limited liability company, partnership, joint venture, trust, or other entity of any kind) in control of the Company, or any assets of the Company or any subsidiary or division thereof, or of any successor to or Person in control of the Company;

ii.                  enter into or agree, offer, propose or seek to enter into, or otherwise be involved in or part of, directly or indirectly, any acquisition transaction or other business combination relating to all or part of the Company or its subsidiaries or any acquisition transaction for all or part of the assets of the Company or any subsidiary of the Company  or any of their respective businesses;

iii.                 make or in any way participate in directly or indirectly any “solicitation” or “proxy” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of the Company; provided, however, that nothing in this Section 7 shall prohibit you from private discussions with then current Board members, including members of the Nominations Committee, concerning your interest in or future nomination or election as a Board member at or after your current term as a Board member expires;

iv.                form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any voting securities of the Company or any of its subsidiaries;

v.                  seek or propose, alone or in concert with others, to influence or control the management or policies of the Company or any of its subsidiaries;

vi.                directly or indirectly enter into any discussions, negotiations, arrangements or understandings with any other Person with respect to any of the foregoing activities or propose any such activities to any other Person;

vii.              advise, assist, encourage, act as a financing source for or otherwise invest in any other Person in connection with any of the foregoing activities; or

viii.            disclose any intention, plan or arrangement inconsistent with any of the foregoing restrictions.

b.                  You also agree that, during the period referred to in Section 7(a), neither you nor any of your affiliates will:

i.                    request the Company or its advisors, directly or indirectly, to (A) amend or waive any provision of this Section 7 (including this sentence) or (B) otherwise consent to any action inconsistent with any provision of this paragraph (including this sentence); or

ii.                  take any initiative with respect to the Company or any of its affiliates that could require the Company or any of its affiliates to make a public announcement regarding (A) such initiative, (B) any of the activities referred to in the first sentence of this paragraph, (C) the possibility of you or any other Person acquiring control of the Company, whether by means of a business combination or otherwise.

c.                   You agree not to do anything that would damage the Company’s business reputation or goodwill, and will refrain from making any negative, critical or disparaging statements, express or implied, concerning the Company or its officers or directors.

d.                  You acknowledge that irreparable damage may occur to the Company in the event any of the provisions of this Section 7 were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the Company will  be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of the provisions of this Agreement and to seek to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States of America, in addition to any other remedy to which the Company may be entitled at law or in equity.

8.                  Legal and Financial Planning Expenses.  The Company will pay you, upon reasonable documentation in accordance with the Company policies, up to $5,000, for expenses you incur for personal financial planning and legal advice in connection with the negotiations of this Agreement, subject to tax withholding, if applicable.

9.                  General Provisions.

a.                   Amendments.  This Agreement may not be amended or modified except by a written agreement signed by both parties.

b.                  Severability.  In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining provisions of this agreement will remain in full force and effect to the fullest extent permitted by law.

c.                   Successors and Assigns.  This Agreement will bind and benefit the parties hereto and their respective successors and assigns, but none of your rights or obligations hereunder may be assigned by either party hereto without the written consent of the other, except by operation of law upon your death.

d.                  Dispute Resolution. Any disputes arising under or in connection with this Agreement must be resolved by final and binding arbitration as provided for in Section 8 of the Employment Agreement, which is incorporated in this Agreement.

e.                   Tax Withholding; Code 409A.  The Transition Payment shall be reported as compensation and to the extent required, as “nonqualified deferred compensation” subject to Code § 409A and regulations promulgated thereunder.  The Transition Payment and other benefits to be provided to you in connection with this Agreement may be subject to required withholding of federal, state and local income, excise and employment-related taxes, and other deductions for benefits and other expenses. This Agreement and the payments and benefits provided, shall, to the greatest extent permitted by law be exempt from the requirements applicable to deferred compensation under Code § 409A and regulations promulgated thereunder, and to the extent not otherwise exempt,  you and the Company intend that this Agreement comply with the requirements of Code § 409A and agree to administer and interpret this Agreement in manner consistent with, and that gives effect to, such intention.

f.                   Notices.  Any notice or other communication under this Agreement must be in writing and will be deemed given when delivered in person, by overnight courier (with receipt confirmed), or upon receipt if sent by certified mail, return receipt requested, as follows (or to such other persons or addresses as may be specified by written notice to the other party):

If to the Company:

Nuvera Communications, Inc.

Attention:  Chairman of the Board of Directors

27 North Minnesota Street

New Ulm, Minnesota 56073

If to you:

Mr. Bill Otis

19712 KC Road

New Ulm, Minnesota 56073

g.                  Entire Agreement.  Except as expressly provided for in this Agreement, the Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes and terminates the Employment Agreement in the times and in the manners hereinabove and supersedes and terminates all other prior agreements with respect to the subject matter hereof.

h.                  Governing Law.  This Agreement has been made in and will be governed and construed in accordance with the laws of the State of Minnesota without giving effect to the principles of conflict of laws of any jurisdiction.

IN WITNESS WHEREOF, you and a duly authorized officer by and on behalf of the Company have executed this Agreement as of the dates set forth below.

NUVERA COMMUNICATIONS, INC.

By:	/s/Perry Meyer	/s/Bill Otis
Its Chairman		Bill Otis

Date: August 27, 2019		Date: August 27, 2019

Exhibit A

GENERAL RELEASE OF CLAIMS

THIS GENERAL RELEASE OF CLAIMS (“Release”) is made and entered into by Mr. Bill Otis (“you”) upon your Retirement Date (as set forth in the Transition and Retirement Agreement between you and Nuvera Communications, Inc. (“Company”), dated as of                              , 2019 (“Agreement”)) and will be effective as set forth below.

1.                General Release of Claims.  In consideration for the payment and benefits provided in Sections 4 and 5(b) of the Agreement, you agree to release, agree not to sue, and discharge the Company, its affiliates, and its related entities, officers, directors, shareholders, agents, employees, successors and assigns, from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorneys’ fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you may have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Release.  This Release includes, without limiting the generality of the foregoing, any claims you may have for wages, bonuses, commissions, penalties, deferred compensation, vacation pay, separation pay and/or benefits, defamation, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), the Minnesota Human Rights Act, Title VII of the Civil Rights Act of 1964, as amended;  the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act; the Americans with Disabilities Act, as amended; and any claim for discrimination or retaliation based on a protected class under state or federal law.  You hereby waive any and all relief not provided for in the Agreement.

2.                Pending or Future Proceedings.  You affirm that you have not caused or permitted, and to the full extent permitted by law will not cause or permit, to be filed (to the extent that you are able to control such filing), any charge, complaint, or action of any nature or type against Company and its successors and assigns, including but not limited to any action or proceeding raising claims arising in tort or contract, or any claims arising under federal, state or local laws, including discrimination laws.

3.                Exclusions.  Notwithstanding the release of claims otherwise provided for in this Release, you expressly understand that nothing in the Agreement or this Release will prevent you from filing a charge of discrimination with the EEOC or any of its state or local deferral agencies, or participating in any investigation by the EEOC or any of its state or local deferral agencies, although you understand that by signing this Release you are waiving the right to recover any damages or to receive other monetary relief or reinstatement to employment with Company in any claim or suit brought by or through the EEOC or any other state or local deferral agency on your behalf. Notwithstanding anything in this Release, you are not waiving the right to report possible securities law violations to the Securities and Exchange Commission or other governmental agencies or the right to receive any resulting whistleblower awards.

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Exhibit A

4.                Exceptions.  Nothing in this Release shall limit or otherwise impair your right to receive pension or similar benefit payments under any tax qualified plan or any other benefits accrued as of your Retirement Date or to which you are entitled in accordance with the terms of such benefit plan, to any rights you have under the Agreement, nor to indemnification in accordance with Section 9 of your Employment Agreement.

5.                Representations.  You affirm that you are not presently aware of any injury for which you may be eligible for workers’ compensation benefits.  You have not made any claim for illness or injury against the Corporation, and you are not aware of any facts supporting any claim against Company for medical expenses that have been or may be incurred by you.  You represent and warrant that you are is not enrolled in the Medicare program, have not been enrolled in the Medicare program at the time during employment with Company, and have not received Medicare benefits for medical services or items related to any claims arising out of employment with Company.  You further represent and warrant that no Medicaid payment have been made to or on behalf of you, and no liens, claims, demands, subrogated interests, or causes of action of any nature or character exist or have been asserted arising from or related to employment with Company.  You agree that you, and not Company, is responsible for satisfying all such liens, claims, demands, subrogated interests, or causes of action that may exist or have been asserted or that may in the future exist or be asserted.  You represent and warrant that you have not assigned or transferred or purported to assign or transfer any claim against Company.

6.                Recession. You acknowledge that you have a right to rescind within seven (7) calendar days of signing this Release to reinstate federal claims under the Age Discrimination in Employment Act and within fifteen (15) days of signing this Release to reinstate claims under the Minnesota Human Rights Act.  In order to be effective, the rescission must: (a) be in writing; and (b) delivered to  Nuvera Communications, Inc. – Attn: Human Resources Manager, by hand or by mail at 27 North Minnesota Street, New Ulm, Minnesota 56073 within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Company and sent by certified mail, return receipt requested. This Release will be effective upon the expiration of the fifteen (15) day period without rescission.  You understand that if you rescind this Release, you will not receive the amounts described in Section 4 of the Agreement.

7.                Consideration Period.  You have the right to review this Release with an attorney of your choosing.  You have twenty-one (21) days from the date you receive this Release to consider whether you wish to sign it.  You acknowledge that if you sign this Release before the end of the twenty-one (21) day period, it is your voluntary decision to do so, and you waive the remainder of the twenty (21) day period.  Notwithstanding the foregoing, you must not sign this Release prior to your Retirement Date.

8.                Governing Law.  The parties agree that Minnesota law will govern the construction and interpretation of this Release.

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Exhibit A

IN WITNESS WHEREOF, Bill Otis has executed and delivered this General Release as of the date set forth below.

/s/Bill Otis
Bill Otis

Date:	August 27, 2019

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